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                                                                     EXHIBIT 4.2

                         ADVANCED MICRO DEVICES, INC.

                       OFFICERS' CERTIFICATE PURSUANT TO
                   SECTIONS 2.01 AND 10.04 OF THE INDENTURE



     Richard Previte and Thomas M. McCoy do hereby certify that they are the President, Chief Operating Officer, Chief Financial and Administrative Officer and Treasurer and Vice President, General Counsel and Secretary, respectively, of Advanced Micro Devices, Inc., a Delaware corporation (the "Company") and do further certify, pursuant to resolutions of the Board of Directors of the Company adopted on August 14, 1997, April 21, 1998 and April 30, 1998 (the "Resolutions"), and in accordance with Sections 2.01 and 10.04 of the Indenture (the Indenture as amended and supplemented by this Officers' Certificate is herein referred to as the "Indenture") dated as of May 8, 1998 between the Company and The Bank of New York, as trustee (the "Trustee"), as follows:

     1. A series of subordinated securities to be issued under the Indenture and designated as the Company's 6% Convertible Subordinated Notes due 2005 (the "Notes") has been authorized. The following terms shall apply to the Notes:

          (a) The aggregate principal amount of Notes that may be authenticated and delivered is $450,000,000 plus such aggregate principal amount (which may not exceed $67,500,000 principal amount) of Notes as may be purchased by the Underwriters on the Option Closing Date pursuant to the Underwriting Agreement, dated May 5, 1998, between the Company and Donaldson, Lufkin & Jenrette Securities Corporation and Smith Barney Inc., as Underwriters, except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Securities pursuant to Section 2.06, 2.07, 2.10, 3.06, or 9.04 of the Indenture or Paragraph 7.1 or 9.2
     hereof;

          (b) The Notes shall constitute general unsecured obligations of the Company, subordinated in right of payment to all existing and future Senior Indebtedness (as defined herein) as provided in Paragraph 8 hereof and convertible into Common Stock (as defined herein) as provided in Paragraph 9 hereof;

          (c) The principal amount of the Notes is payable on May 15, 2005, unless earlier repaid;

          (d) The Notes shall bear interest at the rate of 6% per annum from May 8, 1998 or from the most recent Interest Payment Date (as defined below) to which interest has been paid or provided for, and such interest will be payable on May 15 and November 15 of each calendar year (each, an "Interest Payment Date"), commencing November 15, 1998, to the persons in whose names such Notes are registered at the close of business on the May 1 and November 1, respectively, immediately preceding the relevant Interest Payment Date, whether

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     or not a Business Day (each, a "Record Date"); such interest shall be computed on the basis of a 360-day year composed of twelve 30-day months;

          (e) The entire principal amount of the Notes shall be issued initially as one or more Global Securities in registered form, without coupons, and upon issuance shall be deposited with, or on behalf of, The Depository Trust Company (the "Depositary") or its nominee and registered in the name of the Depositary or its nominee in the form attached hereto as Annex A (the "Form of Note") with such changes thereto as may be required in the process of printing or otherwise producing the Notes not affecting the substance thereof;

          (f) The Notes may not be transferred as a whole except (i) by the Depositary to a nominee of the Depositary, (ii) by a nominee of the Depositary to the Depositary or another nominee of the Depositary or (iii) by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary and shall be exchangeable only if (x) the Depositary notifies the Company and the Company notifies the Trustee in writing that the Depositary is no longer willing or able to continue as Depositary for the Global Securities and a successor Depositary for the Global Securities is not appointed by the Company within 90 days after delivery of such notice or (y) the Company, in its sole discretion, notifies the Trustee in writing that it elects to cause the issuance of Notes in definitive form, in which case the Company will execute, and the Trustee, upon receipt of an Officers' Certificate requesting the authentication and delivery of Notes in definitive form, will authenticate and make available for delivery definitive Notes, in an aggregate principal amount equal to the principal amount of the Global Securities, in exchange for such Global Securities, in denominations of $1,000 and integral multiples thereof and registered in such names as the Depositary holding such Global Securities shall direct; and

          (g) Payments in respect of Notes represented by a Global Security (including principal and interest) will be made by wire transfer of immediately available funds to the accounts specified by the Depositary; payments in respect of Notes in definitive form (including principal and interest) shall be made at the office or agency of the Company maintained for such purpose, which office or agency shall be maintained in the Borough of Manhattan, The City of New York (and shall initially be an office or agency of the Trustee) except that, at the option of the Company, any payments of interest may be made by check mailed on or before the due date by first class mail to the address of the persons entitled thereto as shown on the Note register.

     2. The Form of Note sets forth certain of the terms required to be set forth in this certificate pursuant to Section 2.01 of the Indenture, and said terms are incorporated herein by reference. The Notes were issued at the initial offering price of 100% of the principal amount of the Notes.

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     3.  The Notes will not be subject to redemption prior to May 15, 2001 and will be redeemable on and after such date at the option of the Company, in whole or in part, upon not less than 15 nor more than 60 days' notice to each Holder, at the redemption prices and during the periods specified in the Form of Note, in each case (subject to the right of Holders of record on a Record Date to receive interest due on an Interest Payment Date that is on or prior to such Redemption Date) together with accrued and unpaid interest if, any, to, but excluding, the Redemption Date; provided, however, that the Notes will not be redeemable prior to May 15, 2002, unless the last reported sale price of the Common Stock is at least 130% of the then effective conversion price for at least 20 trading days within a period of 30 consecutive Trading Days ending within five Trading Days of the date of the redemption notice.

     In the case of a partial redemption, the Trustee shall select the Notes or portions thereof for redemption on a pro rata basis, by lot or in such other manner it deems appropriate and fair. The Notes may be redeemed in part in multiples of $1,000 only.

     The Notes will not have the benefit of any sinking fund.

     Notice of any redemption will be sent, by first-class mail, at least 15 days and not more than 60 days prior to the Redemption Date, to the Holder of each Note to be redeemed to such Holder's last address as then shown upon the registry books of the Registrar. The notice of redemption must state the Redemption Date, the redemption price and the amount of accrued interest, if any, to be paid. Any notice that relates to a Note to be redeemed in part only must state the portion of the principal amount to be redeemed and must state that on and after the redemption date, upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion thereof will be issued. On and after the Redemption Date, interest will cease to accrue on the Notes or portions thereof called for redemption, unless the Company defaults in its obligations with respect thereto.

     4. In addition to the Events of Default set forth in Section 6.01 of the Indenture, the following shall constitute Events of Default with respect to the
Notes:

     (a) any failure by the Company to pay the Repurchase Price on the Repurchase Date in the manner contemplated in Paragraph 7 hereof, whether or not such payment is prohibited by Paragraph 8 hereof;

     (b) failure of the Company or any Significant Subsidiary to make any payment (after giving effect to any applicable period of grace) at maturity of any Indebtedness (other than non-recourse obligations) in an amount in excess of $50,000,000 and the continuance of such failure for 30 days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the then outstanding Notes, a written notice specifying such default, requesting that it be remedied and stating that such notice is a "Notice of Default" under the Indenture;

     (c) default by the Company or any Significant Subsidiary with respect to any Indebtedness (other than non-recourse obligations), which default results in the acceleration of Indebtedness having a principal amount in excess of $50,000,000 without such Indebtedness

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having been discharged or such acceleration having been rescinded or annulled for 30 days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the then outstanding Notes, a written notice specifying such default, requesting that it be remedied and stating that such notice is a "Notice of Default" under the Indenture; and

     (d) final unsatisfied judgments not covered by insurance, or the issuance of any warrant of attachment against any portion of the property or assets of the Company or any of its Significant Subsidiaries, aggregating in excess of $50,000,000 at any one time shall have been rendered against the Company or any of its Significant Subsidiaries and not have been stayed, bonded or discharged for a period (during which execution shall not be effectively stayed) of 60 days (or, in the case of any such final judgment which provides for payment over time, which shall so remain unstayed, unbonded or undischarged beyond any applicable payment date provided therein).

     5. In addition to the purposes for which a supplemental indenture may be entered into without the consent of the Holders of the Notes set forth in
Section 9.01 of the Indenture, the following shall be considered a purpose:

          to make any provision with respect to the conversion rights of Holders pursuant to the requirements of Paragraph 9 hereof.

     6. In addition to the limitations on supplemental indentures with the consent of Holders set forth in Section 9.02 of the Indenture, the following limitations, shall apply with respect to the Notes and shall be subject to the other provisions of Article 9 of the Indenture:

          (i) reduce the Repurchase Price or alter the Repurchase Offer in a manner adverse to the Holders of Notes; and

          (ii) make any change that adversely affects the right of a Holder to convert any Note as provided in Paragraph 9 hereof.

     7. The Notes shall be subject to repurchase at the option of the Holders upon the following terms and conditions:

     7.1  Repurchase of Notes at Option of the Holder Upon a Change of Control.
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     (a)  Subject to Paragraph 7.2, in the event that a Change of Control occurs, the Company shall offer, subject to the terms and conditions of this Indenture, to purchase all or any part of each Holder's Notes (provided, that the principal amount of such Notes must be $1,000 or an integral multiple thereof) on the date (the "Repurchase Date") that is no later than 45 Business Days (except as hereinafter provided) after the occurrence of such Change of Control, at a cash price (the "Repurchase Price") equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to (but excluding) the Repurchase Date.

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     (b)  In the event that, pursuant to this Paragraph 7.1, the Company shall be required to commence an offer to purchase Notes (a "Repurchase Offer"), the Company shall follow the procedures set forth in this Paragraph 7.1 as follows:

          (i) the Repurchase Offer shall commence within 25 Business Days following a Change of Control;

          (ii) the Repurchase Offer shall remain open for 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law (the "Repurchase Offer Period"). If required by applicable law, the Repurchase Date and the Repurchase Offer Period may be extended as so required; provided, however, that it shall constitute an Event of Default if the Repurchase Date does not occur within 60 Business Days following the Change of Control;

          (iii) upon the expiration of a Repurchase Offer, the Company shall purchase all Notes tendered in response to the Repurchase Offer;

          (iv) if the Repurchase Date is on or after an interest payment record date and on or before the related Interest Payment Date, any accrued interest will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender Notes pursuant to the Repurchase Offer;

          (v) the Company shall provide the Trustee with written notice of the Repurchase Offer at least 5 Business Days before the commencement of any Repurchase Offer (or such shorter period that is satisfactory to the Trustee); and

          (vi) on or before the commencement of any Repurchase Offer, the Company or the Trustee (upon the request and at the expense of the Company) shall send, by first-class mail, a notice to each of the Holders, which (to the extent consistent with this Indenture) shall govern the terms of the Repurchase Offer and shall state:

               (A) that the Repurchase Offer is being made pursuant to such notice and this Paragraph 7.1 and that all Notes, or portions thereof, tendered will be accepted for payment;

               (B) the Repurchase Price (including the amount of accrued and unpaid interest, if any), the Repurchase Date and the Repurchase Put Date;

               (C) that any Note, or portion thereof, not tendered and accepted for payment will continue to accrue interest;

               (D) unless the Company defaults in depositing Cash with the Paying Agent in accordance with the last paragraph of this clause (b) or

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          such payment is prevented pursuant to Paragraph 8 below, any Note, or portion thereof, accepted for payment pursuant to the Repurchase Offer shall cease to accrue interest after the Repurchase Date;

               (E) that Holders electing to have a Note, or portion thereof, purchased pursuant to a Repurchase Offer will be required to surrender the Note, with the form entitled "Option of Holder to Elect Repurchase" on the reverse of the Note completed, to the Paying Agent (which may not for purposes of this Paragraph 7.1, notwithstanding anything in this Indenture to the contrary, be the Company or any Affiliate of the Company) at the address specified in the notice prior to the close of business on the earlier of (1) the third Business Day prior to the Repurchase Date and (2) the third Business Day following the expiration of the Repurchase Offer (such earlier date being the "Repurchase Put Date");

               (F) that Holders will be entitled to withdraw their election, in whole or in part, if the Paying Agent (which may not for purposes of this Paragraph 7.1, notwithstanding anything in this Indenture to the contrary, be the Company or any Affiliate of the Company) receives, up to the close of business on the Repurchase Put Date, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Notes the Holder is withdrawing and a statement that such Holder is withdrawing his election to have such principal amount of Notes purchased; and

               (G) a brief description of the events resulting in such Change of Control.

     Any such Repurchase Offer shall comply with all applicable provisions of federal and state laws, including those regulating tender offers, if applicable, and any provisions of this Indenture which conflict with such laws shall be deemed to be superseded by the provisions of such laws.

     On or before the Repurchase Date, the Company shall (i) accept for payment Notes or portions thereof properly tendered pursuant to the Repurchase Offer on or before the Repurchase Put Date, (ii) deposit with the Paying Agent Cash sufficient to pay the Repurchase Price (together with accrued and unpaid interest, if any) of all Notes or portions thereof so tendered and (iii) deliver to the Trustee Notes so accepted together with an Officers' Certificate listing the Notes or portions thereof being purchased by the Company. The Paying Agent shall promptly mail to Holders of Notes so accepted payment in an amount equal to the Repurchase Price (together with accrued and unpaid interest, if any), and the Trustee shall promptly authenticate and mail or deliver to such Holders a new Note or Notes equal in principal amount to any unpurchased portion of the Notes surrendered. Any Notes not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company shall publicly announce the results of the Repurchase Offer on or as soon as practicable after the Repurchase Date.

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     7.2  Rescission of Change of Control Determination.
          ---------------------------------------------

     At any time prior to the close of business on the Business Day immediately preceding the Repurchase Date, the Holders of more than 66-2/3% in aggregate principal amount of the then outstanding Notes, by written act of said Holders delivered to the Company and the Trustee, may determine that the event giving rise to the Change of Control shall not be treated as a Change of Control for purposes of Paragraph 7.1, in which event:

     (a)  the provisions of Paragraph 7.1(a) shall not apply;

     (b) if a Repurchase Offer has been made by the Company pursuant to Paragraph 7.1(b), such Repurchase Offer shall be deemed revoked; and

     (c) if any Notes have been tendered in response to the revoked Repurchase Offer, such tenders shall be deemed rescinded and the Notes promptly returned to the Holders thereof.

     Following a determination by the Holders pursuant to this Paragraph 7.2, the Company shall mail to all Holders a notice briefly describing such determination. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such determination. An effective determination under this Paragraph 7.2 shall be binding on all holders.

     For purposes of any such determination by the holders of the outstanding Notes, Notes held by the Company or an Affiliate of the Company (including any Person that would become an Affiliate of the Company (or its successor) as a consequence of the event or series of events that otherwise would be treated as a Change of Control for purposes of the Indenture) shall be disregarded.

     8. The Notes shall be subordinated in right of payment to Senior Indebtedness upon the following terms and conditions:

     8.1  Notes Subordinated to Senior Indebtedness.
          -----------------------------------------

     The Company and each Holder, by its acceptance of Notes, agree that (a) the payment of the principal of and interest on the Notes and (b) any other payment in respect of the Notes, including on account of the acquisition or redemption of the Notes by the Company (including, without limitation, pursuant to Paragraph 7 hereof but specifically excluding payments to the Trustee for its own benefit), is subordinated, to the extent and in the manner provided in this Paragraph 8, to the prior payment in full of all Senior Indebtedness of the Company, whether outstanding at the date of the Indenture or thereafter created, incurred, assumed or guaranteed, and that these subordination provisions are for the benefit of the holders of Senior Indebtedness.

     8.2  No Payment on Notes in Certain Circumstances.
          --------------------------------------------

     (a) No payment may be made by the Company, directly or through any Subsidiary, on account of the principal of or interest on, the Notes, or to acquire any of the Notes (including

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repurchases of Notes at the option of the Holder pursuant to a Repurchase Offer)
for cash or property (other than (x) Junior Securities or (y) payments and other distributions made from any defeasance trust created pursuant to Sections 8.03 or 8.04 of the Indenture), or on account of the redemption provisions of the Notes, (i) upon the maturity of any Senior Indebtedness, by lapse of time, acceleration (unless waived) or otherwise, unless and until all principal of or interest on such Senior Indebtedness are first paid in full (or the prompt payment thereof is duly provided for in cash), or (ii) in the event of default in the payment of any principal of or interest on any Senior Indebtedness when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise (collectively, a "Payment Default"), unless and until such Payment Default has been cured or waived or otherwise has ceased to exist.

     (b) Upon (i) the happening of an event of default (other than a Payment Default) that permits, or would permit, with (A) the passage of time, (B) the giving of notice, (C) the making of any payment of the Notes then required to be made, or (D) any combination thereof (collectively, a "Non-Payment Default"), the holders of Senior Indebtedness under the Credit Agreement or the holders of other Senior Indebtedness having a principal amount then outstanding in excess of $10 million (or with respect to which Senior Indebtedness the holders are obligated to lend the Company in excess of $10 million principal amount) or their respective representatives immediately to accelerate the maturity of such Senior Indebtedness and (ii) written notice of such Non-Payment Default being given to the Company and the Trustee by the holders of Senior Indebtedness under the Credit Agreement or the holders of such other Senior Indebtedness or their representatives (a "Payment Notice"), then, unless and until such Non-Payment Default has been cured or waived or otherwise has ceased to exist, no payment (by setoff or otherwise) may be made by or on behalf of the Company, directly or through any Subsidiary, on account of the principal of or interest on the Notes, or to acquire or repurchase any of the Notes for cash or property, or on account of the redemption provisions of the Notes, in any such case other than payments made with Junior Securities or payments and other distributions made from any defeasance trust created pursuant to Sections 8.03 or 8.04 of the Indenture. Notwithstanding the foregoing, unless (i) the Senior Indebtedness in respect of which such Non-Payment Default exists has been declared due and payable in its entirety within 179 days after the Payment Notice is delivered as set forth above (the "Payment Blockage Period"), and (ii) such declaration has not been rescinded or waived, at the end of the Payment Blockage Period, the Company shall be required to pay all regularly scheduled payments on the Notes that were not paid to the Holders of the Notes during the Payment Blockage Period due to the foregoing prohibitions (and upon the making of such payments any acceleration of the Notes made during the Payment Blockage Period shall be of no further force or effect) and to resume all other payments as and when due on the Notes. Not more than one Payment Notice may be given in any consecutive 365-day period, irrespective of the number of defaults with respect to Senior Indebtedness during such period. In no event, however, may the total number of days during which any Payment Blockage Period is or Payment Blockage Periods are in effect exceed 179 days in the aggregate during any consecutive 365-day period.

     (c) In furtherance of the provisions of Paragraph 8.1, in the event that, notwithstanding the foregoing provisions of this Paragraph 8.2, any payment or distribution of assets of the Company or any Subsidiary (other than (x) Junior Securities or (y) payments and other distributions made from any defeasance trust created pursuant to Sections 8.03 or 8.04 of the

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Indenture) shall be received by the Holders of the Notes or the Trustee for the benefit of the Holders or any Paying Agent for the benefit of the Holders at a time when such payment or distribution is prohibited by the provisions of this Paragraph 8.2, then such payment or distribution (subject to the provisions of Article 7 of the Indenture and Paragraphs 8.6, 8.7 and 8.12 hereof) shall be received and held in trust by such Holder or the Trustee or Paying Agent for the benefit of the holders of Senior Indebtedness of the Company, and shall be paid or delivered by such Holders or the Trustee or such Paying Agent, as the case may be, to the holders of Senior Indebtedness of the Company remaining unpaid or unprovided for or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any of such Senior Indebtedness of the Company may have been issued, ratably according to the aggregate amounts remaining unpaid on account of the Senior Indebtedness of the Company held or represented by each, for application to the payment of all Senior Indebtedness of the Company in full after giving effect to any concurrent payment or distribution, or provision therefor, to the holders of such Senior Indebtedness.

     8.3  Notes Subordinated to Prior Payment of All Senior Indebtedness on
          -----------------------------------------------------------------
          Dissolution, Liquidation or Reorganization.
          ------------------------------------------

     Upon any distribution of assets of the Company upon any dissolution, winding up, total or partial liquidation or reorganization of the Company, whether voluntary or involuntary, in bankruptcy, insolvency, receivership or a similar proceeding or upon assignment for the benefit of creditors or any marshaling of assets or liabilities:

     (a) the holders of all Senior Indebtedness shall first be entitled to receive payments in full (or have the prompt payment thereof duly provided for in cash) before the Holders are entitled to receive any payment on account of the principal of and interest on the Notes (other than (x) Junior Securities or (y) payments and other distributions made from any defeasance trust created pursuant to Sections 8.03 or 8.04 of the Indenture);

     (b) any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities (other than (x) Junior Securities or (y) payments and other distributions made from any defeasance trust created pursuant to Sections 8.03 or 8.04 of the Indenture) to which the Holders of the Notes or the Trustee on behalf of the Holders would be entitled (by setoff or otherwise), except for the provisions of this Paragraph 8, shall be paid by the liquidating trustee or agent or other Person making such a payment or distribution directly to the holders of Senior Indebtedness or their representative to the extent necessary to make payment in full of all such Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution, or provision therefor, to the holders of such Senior Indebtedness (but this Paragraph 8.3(b) shall not apply to payments or distributions to the Trustee for its own benefit); and

     (c) in the event that, notwithstanding the foregoing, any payment or distribution of assets of the Company or any Subsidiary of any kind or character, whether in cash, property or securities (other than (x) Junior Securities or (y) payments and other distributions made from any defeasance trust created pursuant to Sections 8.03 or 8.04 of the Indenture), shall be received by the Trustee for the benefit of the Holders or the Holders or any Paying Agent for the benefit of

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the Holders (or, if the Company or any Affiliate of the Company is acting as its own Paying Agent, money for any such payment or distribution shall be segregated or held in trust) on account of the principal of or interest on the Notes before all Senior Indebtedness is paid in full, such payment or distribution (subject to the provisions of Article 7 of the Indenture and Paragraphs 8.6, 8.7 and 8.12 hereof) shall be received and held in trust by the Trustee or such Holder or Paying Agent for the benefit of the holders of such Senior Indebtedness, or their respective representative, ratably according to the respective amounts of such Senior Indebtedness held or represented by each, to the extent necessary to make payment as provided herein of all such Senior Indebtedness remaining unpaid after giving effect to all concurrent payments and distributions to or for the holders of such Senior Indebtedness, but only to the extent that as to any holder of such Senior Indebtedness, as promptly as practical following notice from the Trustee to the holders of such Senior Indebtedness that such prohibited payment has been received by the Trustee, Holder(s) or Paying Agent (or has been segregated as provided above), such holder (or a representative therefor) notifies the Trustee of the amounts then due and owing on such Senior Indebtedness, if any, held by such holder and only the amounts specified in such notices to the Trustee shall be paid to the holders of such Senior Indebtedness.

     8.4  Holders of Notes to Be Subrogated to Rights of Holders of Senior
          ----------------------------------------------------------------
          Indebtedness.
          ------------

     Subject to the payment in full of all Senior Indebtedness of the Company as provided herein, the Holders of Notes shall be subrogated to the rights of the holders of such Senior Indebtedness to receive payments or distributions of assets of the Company applicable to the Senior Indebtedness until all amounts owing on the Notes shall be paid in full, and for the purpose of such subrogation no such payments or distributions to the holders of such Senior Indebtedness by the Company, or by or on behalf of the Holders by virtue of this Paragraph 8, which otherwise would have been made to the Holders shall, as between the Company and the Holders, be deemed to be payment by the Company or on account of such Senior Indebtedness, it being understood that the provisions of this Paragraph 8 are and are intended solely for the purpose of defining the relative rights of the Holders of Notes, on the one hand, and the holders of such Senior Indebtedness, on the other hand.

     If any payment or distribution to which the Holders of Notes would otherwise have been entitled but for the provisions of this Paragraph 8 shall have been applied, pursuant to the provisions of this Paragraph 8, to the payment of amounts payable under Senior Indebtedness of the Company, then the Holders shall be entitled to receive from the holders of such Senior Indebtedness any payments or distributions received by such holders of Senior Indebtedness in excess of the amount sufficient to pay all amounts payable under or in respect of such Senior Indebtedness in full.

     8.5  Obligations of the Company Unconditional.
          ----------------------------------------

     Nothing contained in this Paragraph 8 or elsewhere in the Indenture or in the Notes is intended to or shall impair as between the Company and the Holders, the obligation of each such Person, which is absolute and unconditional, to pay to the Holders the principal of and interest on, the Notes as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of the Holders and creditors of the

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Company other than the holders of the Senior Indebtedness, nor shall anything herein or therein prevent the Trustee or any Holder from exercising all remedies otherwise permitted by applicable law upon default under the Indenture, subject to the rights, if any, under this Paragraph 8, of the holders of Senior Indebtedness in respect of cash, property or securities of the Company received upon the exercise of any such remedy. Notwithstanding anything to the contrary in this Paragraph 8 or elsewhere in the Indenture or in the Notes, upon any distribution of assets of the Company referred to in this Paragraph 8, the Trustee, subject to the provisions of Paragraphs 8.1 and 8.2, and the Holders shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which such dissolution, winding up, liquidation or reorganization proceedings are pending, or a certificate of the liquidating trustee or agent or other Person making any distribution to the Trustee or to the Holders for the purpose of ascertaining the Persons entitled to participate in such distribution, the holders of the Senior Indebtedness and other Indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Paragraph 8 so long as such court has been apprised of the provisions of, or the order, decree or certificate makes reference to, the provisions of this Paragraph 8. Nothing in this Paragraph 8.5 shall apply to the claims of, or payments to, the Trustee under or pursuant to Paragraph 8.7 or otherwise for its own benefit.

     8.6  Trustee and Other Agents Entitled to Assume Payments Not Prohibited in
          ----------------------------------------------------------------------
          Absence of Notice.
          -----------------

     The Company shall give prompt written notice to the Trustee of any fact known to the Company which would prohibit the making of any payment to or by the Trustee in respect of the Notes. Failure to give such notice shall not affect the subordination of the Notes to Senior Indebtedness. The Trustee and all other Agents shall not at any time be charged with knowledge of the existence of any facts which would prohibit the making of any payment to or by the Trustee unless and until a Trust officer of the Trustee or any Paying Agent shall have actually received, no later than one Business Day prior to such payment, written notice thereof from the Company or from one or more holders of Senior Indebtedness or from any representative therefor and, prior to the receipt of any such written notice, the Trustee, subject to the provisions of Paragraphs
8.1 and 8.2, shall be entitled in all respects conclusively to assume that no such fact exists.

     8.7  Application by Trustee of Assets Deposited with It.
          --------------------------------------------------

     Amounts deposited in trust with the Trustee pursuant to and in accordance with the Indenture shall be, subject to Paragraph 8.7, for the sole benefit of Holders and, to the extent allocated for the payment of Notes, shall not be subject to the subordination provisions of this Paragraph 8. Otherwise, any deposit of assets with the Trustee or any other Agent (whether or not in trust) for the payment of principal of or interest on any Notes shall be subject to the provisions of Paragraphs 8.1, 8.2, 8.3 and 8.4; provided that, if prior to one Business Day preceding the date on which by the terms of the Indenture any such assets may become distributable for any purpose (including, without limitation, the payment of either principal of or interest on any Note) the Trustee or such Paying Agent shall not have received with respect to such assets the written notice provided for in Paragraph 8.6, then the Trustee or such Paying

Agent shall have full power and authority to receive such assets and to apply the same to the purpose for which they were received, without liability, and shall not be affected by any notice to the contrary which may be received by it on or after such date.

     8.8  Subordination Rights Not Impaired by Acts or Omissions of the Company
          ---------------------------------------------------------------------
          or Holders of Senior Indebtedness.
          ---------------------------------

     No right of any present or future holders of any Senior Indebtedness to enforce subordination provisions contained in this Paragraph 8 shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by the Company with the terms of the Indenture, regardless of any knowledge thereof which any such holder may have or be otherwise charged with. The holders of Senior Indebtedness may extend, renew, modify or amend the terms of the Senior Indebtedness or any security therefor and release, sell or exchange such security and otherwise deal freely with the Company, all without affecting the liabilities and obligations of the parties to the Indenture or the Holders.

     8.9  Holders of Notes Authorize Trustee to Effectuate Subordination of
          -----------------------------------------------------------------
          Notes.
          -----

     Each Holder of the Notes by his acceptance thereof authorizes the Trustee on his behalf to take such action as may be necessary or appropriate to effectuate the subordination provisions contained in this Paragraph 8 and to protect the rights of the Holders pursuant to the Indenture, and appoints the Trustee his attorney-in-fact for such purpose, including, in the event of any dissolution, winding up, liquidation or reorganization of the Company (whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors of the Company), the immediate filing of a claim for the unpaid balance of his Notes in the form required in said proceedings and cause said claim to be approved. If the Trustee does not file a proper claim or proof of debt in the form required in such proceeding prior to 30 days before the expiration of the time to file such claim or claims, then the holders of the Senior Indebtedness or their representative are or is hereby authorized to have the right to file and are or is hereby authorized to file an appropriate claim for and on behalf of the Holders of said Notes. Nothing herein contained shall be deemed to authorize the Trustee or the holders of Senior Indebtedness or their representative to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee or the holders of Senior Indebtedness or their representative to vote in respect of the claim of any Holder in any such proceeding.

     8.10 Right of Trustee to Hold Senior Indebtedness.
          --------------------------------------------

     The Trustee shall be entitled to all of the rights set forth in this Paragraph 8 in respect of any Senior Indebtedness at any time held by it to the same extent as any other holder of Senior Indebtedness, and nothing in the Indenture shall be construed to deprive the Trustee of any of its rights as such holder. Nothing in this Paragraph 8 shall apply to claims of, or payments to, the Trustee under or pursuant to Section 7.07 of the Indenture.

     8.11 Paragraph 8 Not to Prevent Events of Default.
          --------------------------------------------

     The failure to make a payment on account of principal of or interest on the Notes by reason of any provision of this Paragraph 8 shall not be construed as preventing the occurrence of a Default or an Event of Default under Section 6.01 of the Indenture or in any way prevent the Holders from exercising any right hereunder other than the right to receive payment on the Notes.

     8.12 No Duty of Trustee and Other Agents to Holders of Senior Indebtedness.
          ---------------------------------------------------------------------

     The Trustee and the other Agents shall not be deemed to owe any fiduciary duty to the holders of Senior Indebtedness, and shall not be liable to any such holders (other than for its willful misconduct or negligence) if it shall in good faith mistakenly pay over or distribute to the Holders of Notes or the Company or any other Person, cash, property or securities to which any holders of Senior Indebtedness shall be entitled by virtue of this Paragraph 8 or otherwise. Nothing in this Paragraph 8.12 shall affect the obligation of any other such Person receiving such payment or distribution from the Trustee or any other Agent to hold such payment for the benefit of, and to pay such payment over to, the holders of Senior Indebtedness or their representative. With respect to holders of Senior Indebtedness, the Trustee undertakes to perform or to observe only such of its covenants or obligations as are specifically set forth in this Paragraph 8 and no implied covenants or obligations with respect to holders of Senior Indebtedness shall be read into the Indenture against the Trustee.

     9. The Notes shall be convertible into shares of Common Stock of the Company upon the following terms and conditions:

     9.1  Conversion Privilege.
          --------------------

     Subject to and upon compliance with the provisions of this Paragraph 9, at the option of the Holder thereof, any Note may at any time, be converted, in whole, or in part in integral multiples of $1,000 principal amount, into fully paid and non-assessable shares of Common Stock issuable upon conversion of the Notes, at the conversion price in effect at the Date of Conversion, until and including, but not after the close of business on the Stated Maturity, unless such Note or some portion thereof shall have been called for redemption or delivered for repurchase prior to such date and no default is made in making due provision for the payment of the redemption price in accordance with the terms of the Indenture, in which case, with respect to such Note or portion thereof as has been so called for redemption or delivered for repurchase, such Note or portion thereof may be so converted until and including, but not after, the close of business on the Business Day immediately prior to the Redemption Date or Repurchase Date, as applicable, for such Note, unless the Company subsequently fails to pay the applicable redemption price or Repurchase Price, as the case may be.

     9.2  Exercise of Conversion Privilege.
          --------------------------------

     In order to exercise the conversion privilege, the Holder of any Note to be converted shall surrender such Note to the Company at any time during usual business hours at its office or agency maintained for the purpose in the Borough of Manhattan, The City of New York, which shall initially be an office or agency of the Trustee, accompanied by a fully executed written notice, in substantially the form set forth on the reverse of the Note, that the Holder elects to convert such Note or a stated portion thereof constituting an integral multiple of $1,000 principal amount, and, if such Note is surrendered for conversion during the period between the close of business on any Record Date and the opening of business on the next following Interest Payment Date and (a) has not been called for redemption on a Redemption Date which occurs within such period, or (b) is not subject to a Repurchase Offer during the period from the Record Date to and including the first Business Day after the next succeeding Interest Payment Date, accompanied also by payment of an amount equal to the interest payable on such Interest Payment Date on the principal amount of the Note being surrendered for conversion, notwithstanding such conversion. Such notice of conversion shall also state the name or names (with address) in which the certificate or certificates for shares of Common Stock shall be issued. The Holder of any Note at the close of business on a Record Date will be entitled to receive the interest payable on such Note on the corresponding Interest Payment Date notwithstanding the conversion thereof after such Record Date. The interest payment with respect to a Note called for redemption or subject to a Repurchase Offer on a date during the period from the close of business on any Record Date and the close of business on the corresponding Interest Payment Date will be payable on the corresponding Interest Payment Date to the registered Holder at the close of business on that Record Date (notwithstanding the conversion of such Note before the corresponding Interest Payment Date) and a Holder who elects to convert need not include funds equal to the interest paid. In all cases, Holders as of the Record Date immediately preceding May 15, 2001 will receive the interest payment due on May 15, 2001, even if such Holder surrenders a Note for conversion after such Record Date as a result of the Company's exercise of its right to redeem the Notes on or after May 15, 2001.

     Notes surrendered for conversion shall (if reasonably required by the Company or the Trustee) be duly endorsed by, or be accompanied by a written instrument or instruments of transfer in form satisfactory to the Company duly executed by, the Holder or his attorney duly authorized in writing. As promptly as practicable after the receipt of such notice and the surrender of such Note as aforesaid, the Company shall, subject to the provisions of Paragraph 9.8 hereof, issue and deliver at such office or agency to such Holder, or on his written order, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion of Notes in accordance with the provisions of this Paragraph 9 and Cash, as provided in Paragraph 9.3 hereof, in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion. Such conversion shall be deemed to have been effected immediately prior to the close of business on the date (herein called the "Date of Conversion") on which such Note shall have been surrendered as aforesaid, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become on the Date of Conversion the holder or holders of record of the shares represented thereby; provided, however, that any such surrender on any date when the stock transfer books of the Company shall be closed shall cause the person or persons in whose name or names the certificate or certificates for such shares are to be issued to be deemed to have become the record holder or holders thereof for all purposes at the opening of business on the next succeeding day on which such stock transfer books are open but such conversion shall nevertheless be at the conversion price in effect at the close of business on the date when such Note shall have been so surrendered with the conversion notice. In the case of conversion of a portion, but less than all, of a Note, the Company shall as promptly as practicable execute, and the Trustee shall thereafter authenticate and deliver to the Holder thereof, at the expense of the Company, a Note or Notes in the aggregate principal amount of the unconverted portion of the Note surrendered. Except as otherwise expressly provided in the Indenture, no payment or adjustment shall be made for interest accrued on any Note (or portion thereof) converted or for dividends or distributions on any Common Stock issued upon conversion of any Note.

     9.3  Fractional Interests.
          --------------------

     No fractions of shares or scrip representing fractions of shares shall be issued upon conversion of Notes. If more than one Note shall be surrendered for conversion at one time by the same holder, the number of full shares which shall be issuable upon conversion thereof shall be computed on the basis of the aggregate principal amount of the Notes so surrendered. If any fraction of a share of Common Stock would, except for the foregoing provisions of this Paragraph 9.3, be issuable on the conversion of any Note or Notes, the Company shall make payment in lieu thereof in an amount of Cash equal to the value of such fraction computed on the basis of the last sale price of the Common Stock as reported on the New York Stock Exchange (the "NYSE") (or if not listed for trading thereon, then on the principal national securities exchange or on the principal automated quotation system on which the Common Stock is listed or admitted to trading) at the close of business on the Date of Conversion or if no such sale takes place on such day, the last sale price for such day shall be the average of the closing bid and asked prices regular way on the NYSE (or if not listed for trading thereon, on the principal national securities exchange or on the principal automated quotation system on which the Common Stock is listed or admitted to trading) for such day (any such last sale price being hereinafter referred to as the "Last Sale Price"). If on such Trading Day the Common Stock is not quoted by any such organization, the fair value of such Common Stock on such day, as reasonably determined in good faith by the Board of Directors of the Company, shall be used.

     9.4  Conversion Price.
          ----------------

     The conversion price per share of Common Stock issuable upon conversion of the Notes (as such price may be adjusted, herein called the "Conversion Price") shall initially be $37.00 (which reflects a conversion rate of approximately
27.0270 shares of Common Stock per $1,000 in principal amount of Notes).

     9.5  Adjustment of Conversion Price.
          ------------------------------

     The Conversion Price shall be subject to adjustment from time to time as follows:

     (a) In case the Company shall make or pay a dividend or make a distribution in shares of Common Stock on any class of Capital Stock of the Company, the Conversion Price in effect immediately following the record date fixed for the determination of stockholders entitled to receive such dividend or other distribution shall be reduced by multiplying such Conversion Price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on such date and the denominator shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution. An adjustment made pursuant to this subsection (a) shall become effective immediately, except as provided in subsections (i) and (j) below, after such record date.

     (b) In case the Company shall (i) subdivide its outstanding shares of Common Stock into a greater number of shares or (ii) combine or reclassify its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately following the effectiveness of such action shall be adjusted by multiplying such Conversion Price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately prior to such subdivision or combination and the denominator shall be the number of shares outstanding immediately after giving effect to such subdivision or combination. An adjustment made pursuant to this subsection (b) shall become effective immediately, except as provided in subsections (i) and
(j) below, after the effective date of a subdivision or combination.

     (c) In case the Company shall issue rights, options or warrants to all or substantially all holders of Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the then current market price per share of the Common Stock (as determined pursuant to subsection
(g) below) on the record date fixed for determination of the stockholders entitled to receive such rights, option or warrants, the Conversion Price in effect immediately following such record date shall be adjusted to a price, computed to the nearest cent, so that the same shall equal the price determined by multiplying:

          (i)   such Conversion Price by a fraction, of which

          (ii) the numerator shall be (A) the number of shares of Common Stock outstanding on such record date plus (B) the number of shares which the aggregate offering price of the total number of shares so offered for subscription or purchase would purchase at such current market price (determined by multiplying such total number of shares by the exercise price of such rights, options or warrants and dividing the product so obtained by such current market price), and of which

          (iii) the denominator shall be (A) the number of shares of Common Stock outstanding on such record date plus (B) the number of additional shares of Common Stock which are so offered for subscription or purchase.

     Such adjustment shall become effective immediately, except as provided in subsection (i) and (j) below, after the record date for the determination of holders entitled to receive such rights, options or warrants; provided, however, that if any such rights, options or warrants issued by the Company as described in this subsection (c) are only exercisable upon the occurrence of certain triggering events, then the Conversion Price will not be adjusted as provided in this subsection (c) until such triggering events occur. Upon the expiration or termination of any rights, options or warrants without the exercise of such rights, options or warrants, the Conversion Price then in effect shall be adjusted immediately to the Conversion Price which would have been in effect at the time of such expiration or termination had such rights, options or warrants, to the extent outstanding immediately prior to such expiration or termination, never been issued.

     (d) In case the Company or any Subsidiary of the Company shall distribute to all or substantially all holders of Common Stock, any of its assets, evidences of indebtedness, cash or shares of capital stock other than Common Stock (including securities, but excluding (i) dividends or distributions paid exclusively in cash, (ii) any dividend or distribution for which an adjustment is required to be made in accordance with subsection (a) or (c) above and in mergers and consolidations to which Paragraph 9.6 applies, or (iii) any distribution of rights or warrants subject to subsection (l) below) then in each such case the Conversion Price in effect immediately following the record date fixed for the determination of the stockholders entitled to such distribution shall be adjusted so that the same shall equal the price determined by multiplying such Conversion Price by a fraction of which the numerator shall be the then current market price per share of the Common Stock (determined as provided in subsection (g) below) on such record date less the then fair market value (as reasonably determined in good faith by the Board of Directors of the Company) of the portion of the assets so distributed applicable to one share of the then outstanding Common Stock, and of which the denominator shall be such current market price per share of the Common Stock. Such adjustment shall become effective immediately, except as provided in subsection (i) and (j) below, after the record date for the determination of stockholders entitled to receive such distribution.

     (e) In case the Company or any Subsidiary of the Company shall make any distribution consisting exclusively of cash (excluding any cash portion of distributions for which an adjustment is required to be made in accordance with subsection (d) above, or cash distributed upon a merger or consolidation to which Paragraph 9.6 applies) to all or substantially all holders of Common Stock in an aggregate amount that, combined together with (i) all other such all-cash distributions made within the then preceding 12 months in respect of which no adjustment pursuant to this subsection (e) has been made and (ii) any cash and the fair market value of other consideration paid or payable in respect of any tender or exchange offer by the Company or any of its Subsidiaries for Common Stock concluded within the preceding 12 months (other than a Vantis Split-Off) in respect of which no adjustment has been made, exceeds 15% of the Company's market capitalization (defined as being the product of the then current market price of the Common Stock (determined as provided in subsection (g) below) times the number of shares of Common Stock then outstanding) on the record date fixed for the determination of the stockholders entitled to such distribution, in each such case the Conversion Price immediately following such record date shall be adjusted so that the same shall equal the price determined by multiplying such Conversion Price by a fraction of which the numerator shall be the then current market price per share of the Common Stock on such record date less the amount of the cash and/or fair market value (as reasonably determined in good faith by the Board of Directors of the Company) of other consideration so distributed applicable to one share of the then outstanding Common Stock, and of which the denominator shall be such current market price per share of the Common Stock. Such adjustment shall become effective immediately, except as provided in subsection (i) and (j) below, after the record date for the determination of stockholders entitled to receive such distribution.

     (f) In case the Company or any Subsidiary of the Company shall complete a tender or exchange offer (other than a Vantis Split-Off) for all or any portion of the Common Stock (any such tender or exchange offer being referred to as an "Offer") that involves an aggregate consideration having a fair market value as of the expiration of such Offer (the "Expiration Time") that, together with (i) any cash and the fair market value of any other consideration payable in respect of any other tender or exchange offer, as of the expiration of such other tender or exchange offer, expiring within the 12 months preceding the expiration of such Offer and in respect of which no Conversion Price adjustment pursuant to this subsection (f) has been made and (ii) the aggregate amount of any all-cash distributions referred to in subsection (e) of this Paragraph 9.5 to all holders of Common Stock within the 12 months preceding the expiration of such Offer for which no conversion price adjustment pursuant to such subsection (e) has been made, exceeds 15% of the product of the then current market price per share (determined as provided in subsection (g) below) of the Common Stock on the Expiration Time times the number of shares of Common Stock outstanding (including any tendered shares) on the Expiration Time, the Conversion Price in effect immediately following such Expiration Time shall be reduced by multiplying such Conversion Price by a fraction of which the numerator shall be
(iii) the product of the then current market price per share (determined as provided in subsection (g) below) of the Common Stock on the Expiration Time times the number of shares of Common Stock outstanding (including any tendered shares) on the Expiration Time minus (iv) the fair market value of the aggregate consideration payable to stockholders based on the acceptance (up to any maximum specified in the terms of the Offer) of all shares validly tendered and not withdrawn as of the Expiration Time (the shares deemed so accepted being referred to as the "Purchased Shares") and the denominator shall be the product of (v) such current market price per share on the Expiration Time times (vi) such number of outstanding shares on the Expiration Time less the number of Purchased Shares, such reduction to become effective immediately prior to the opening of business on the day following the Expiration Time.

     For purposes of this subsection (f), the fair market value of any consideration with respect to an Offer shall be reasonably determined in good faith by the Board of Directors of the Company and described in a Board Resolution.

     (g)  For the purpose of any computation under subsections (c), (d), (e) and
(f) above, the current market price per share of Common Stock on any date shall be deemed to be the average of the Last Sale Prices of a share of Common Stock for the five consecutive Trading Days selected by the Company commencing not more than 20 Trading Days before, and ending not later than, the earlier of the date in question and the date before the "'ex' date," with respect to the issuance, distribution or Offer requiring such computation. If on any such Trading Day the Common Stock is not quoted by any organization referred to in the definition of Last Sale Price in Paragraph 9.3 hereof, the fair value of the Common Stock on such day, as reasonably determined in good faith by the Board of Directors of the Company, shall be used. For purposes of this paragraph, the term "'ex' date," when used with respect to any issuance, distribution or payments with respect to an Offer, means the first date on which the Common Stock trades regular way on the NYSE (or if not listed or admitted to trading thereon, then on the principal national securities exchange or on the principal automated quotation system on which the Common Stock is listed or admitted to trading) without the right to receive such issuance, distribution or Offer.

     (h)  In addition to the foregoing adjustments in subsections (a), (b), (c),
(d), (e) and (f) above, the Company, from time to time and to the extent permitted by law, may reduce the Conversion Price by any amount for any period of at least 20 Business Days, if the Board of Directors has made a determination, which determination shall be conclusive, that such reduction would be in the best interests of the Company. The Company shall cause notice of such reduction to be mailed to each Holder of Notes, in the manner specified in Paragraph 9.7, at least 15 days prior to the date on which such reduction commences. The Company may, at its option, also make such reductions in the Conversion Price in addition to those set forth above, as the Board of Directors deems advisable to avoid or diminish any income tax to holders of shares of Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for United States federal income tax purposes.

     (i) In any case in which this Paragraph 9.5 shall require that an adjustment be made immediately following a record date, the Company may elect to defer the effectiveness of such adjustment (but in no event until a date later than the effective time of the event giving rise to such adjustment), in which case the Company shall, with respect to any Note converted after such record date and on and before such adjustment shall have become effective (i) defer paying any Cash payment pursuant to Paragraph 9.3 hereof or issuing to the Holder of such Note the number of shares of Common Stock and other capital stock of the Company (or other assets or securities) issuable upon such conversion in excess of the number of shares of Common Stock and other Capital Stock of the Company issuable thereupon only on the basis of the Conversion Price prior to adjustment, and (ii) not later than five Business Days after such adjustment shall have become effective, pay to such Holder the appropriate Cash payment pursuant to Paragraph 9.3 hereof and issue to such Holder the additional shares of Common Stock and other Capital Stock of the Company issuable on such conversion.

     (j) No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least 1.0% of the Conversion Price as last adjusted; provided, that any adjustments which by reason of this subsection (j) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Paragraph 9 shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be.

     (k) Whenever the Conversion Price is adjusted as herein provided, the Company shall promptly (i) file with the Trustee and each conversion agent an Officers' Certificate setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment, which certificate shall be conclusive evidence of the correctness of such adjustment, and (ii) mail or cause to be mailed a notice of such adjustment to each Holder of Notes at his address as the same appears on the registry books of the Company.

     (l) In the event that the Company distributes rights or warrants (other than those referred to in subsection (c) above) pro rata to holders of Common Stock, so long as any such rights or warrants have not expired or been redeemed by the Company, the Company shall make proper provision so that the Holder of any Note surrendered for conversion will be entitled to receive upon such conversion, in addition to the shares of Common Stock issuable upon such conversion (the "Conversion Shares"), a number of rights or warrants to be determined as follows: (i) if such conversion occurs on or prior to the date for the distribution to the holders of rights or warrants of separate certificates evidencing such rights or warrants (the "Distribution Date"), the same number of rights or warrants to which a holder of a number of shares of Common Stock equal to the number of Conversion Shares is entitled at the time of such conversion in accordance with the terms and provisions of and applicable to the rights or warrants, and (ii) if such conversion occurs after such Distribution Date, the same number of rights or warrants to which a holder of the number of shares of Common Stock into which the principal amount of such Note so converted was convertible immediately prior to such Distribution Date would have been entitled on such Distribution Date in accordance with the terms and provisions of and applicable to the rights or warrants.

     9.6  Continuation of Conversion Privilege in Case of Reclassification,
          -----------------------------------------------------------------
          Change, Merger, Consolidation or Sale of Assets.
          -----------------------------------------------

     If any of the following shall occur, namely: (a) any reclassification or change of outstanding shares of Common Stock issuable upon conversion of the Notes (other than a change in par value, or from par value to no par value, or from no par value, to par value, or as a result of a subdivision or combination), (b) any consolidation or merger of the Company with or into any other Person, or the merger of any other Person with or into the Company (other than a merger which does not result in any reclassification, change, conversion, exchange or cancellation of outstanding shares of Common Stock) or (c) any sale, transfer or conveyance of all or substantially all of the assets of the Company (computed on a consolidated basis), then the Company, or such successor or purchasing entity, as the case may be, shall, as a condition precedent to such reclassification, change, consolidation, merger, sale or conveyance, execute and deliver to the Trustee a supplemental indenture providing that the Holder of each Note then outstanding shall have the right to convert such Note only into the kind and amount of shares of stock and other securities and property (including cash) receivable upon such reclassification, change, consolidation, merger, sale, transfer or conveyance by a holder of the number of shares of Common Stock issuable upon conversion of such Note immediately prior to such reclassification, change, consolidation, merger, sale, transfer or conveyance assuming such holder of Common Stock of the Company failed to exercise his rights of an election, if any, as to the kind or amount of securities, cash and other property receivable upon such reclassification, change, consolidation, merger, sale, transfer or conveyance (provided that if the kind or amount of securities, cash, and other property receivable upon such reclassification, change, consolidation, merger, sale, transfer or conveyance is not the same for each share of Common Stock of the Company held immediately prior to such reclassification, change, consolidation, merger, sale, transfer or conveyance in respect of which such rights of election shall not have been exercised ("non-electing share"), then for the purpose of this Paragraph 9.6 the kind and amount of securities, cash and other property receivable upon such reclassification, change, consolidation, merger, sale, transfer or conveyance by each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares). Such supplemental indenture shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Paragraph 9. If, in the case of any such consolidation, merger, sale or conveyance, the stock or other securities and property (including cash) receivable thereupon by a holder of shares of Common Stock includes shares of stock or other securities and property (including cash) of a corporation other than the successor or purchasing corporation, as the case may be, in such consolidation, merger, sale or conveyance, then such supplemental indenture shall also be executed by such other corporation and shall contain such additional provisions to protect the interests of the Holders of the Notes as the Board of Directors of the Company shall reasonably consider necessary by reason of the foregoing. The provisions of this Paragraph 9.6 shall similarly apply to successive consolidations, mergers, sales or conveyances.

     Notice of the execution of each such supplemental indenture shall be mailed to each Holder of Notes at his address as the same appears on the registry books of the Company.

     Neither the Trustee nor any conversion agent shall be under any responsibility to determine the correctness of any provisions contained in any such supplemental indenture relating either to the kind or amount of shares of stock or securities or property (including cash) receivable by Holders of Notes upon the conversion of their Notes after any such reclassification, change, consolidation, merger, sale or conveyance or to any adjustment to be made with respect thereto, but, subject to the provisions of Article 7 of the Indenture, may accept as conclusive evidence of the correctness of any such provisions, and shall be protected in relying upon, the Officers' Certificate (which the Company shall be obligated to file with the Trustee prior to the execution of any such supplemental indenture) with respect thereto.

     9.7  Notice of Certain Events.
          ------------------------

     In case:

     (a) the Company shall declare a dividend (or any other distribution) payable to the holders of Common Stock (other than cash dividends);

     (b) the Company shall authorize the granting to the holders of Common Stock of rights, warrants or options to subscribe for or purchase any shares of stock of any class or of any other rights;

     (c) the Company shall authorize any reclassification or change of the Common Stock (including a subdivision or combination of its outstanding shares of Common Stock), or any consolidation or merger to which the Company is a party and for which approval of any stockholders of the Company is required, or the sale or conveyance of all or substantially all the property or business of the Company;

     (d) there shall be proposed any voluntary or involuntary dissolution, liquidation or winding-up of the Company; or

     (e)  the Company or any of its Subsidiaries shall complete an Offer;

then, the Company shall cause to be filed at the office or agency maintained for the purpose of conversion of the Notes as provided in Paragraph 9.2 hereof, and shall cause to be mailed to each Holder of Notes, at his address as it shall appear on the registry books of the Company, at least 20 days before the date hereinafter specified (or the earlier of the dates hereinafter specified, in the event that more than one date is specified), a notice stating the date on which
(i) a record is
expected to be taken for the purpose of such dividend, distribution, rights, warrants or options or Offer, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, rights, warrants or options or to participate in such Offer are to be determined, or (ii) such reclassification, change, consolidation, merger, sale, conveyance, dissolution, liquidation or winding-up is expected to become effective and the date, if any is to be fixed, as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, change, consolidation, merger, sale, conveyance, dissolution, liquidation or winding-up.

     9.8  Taxes on Conversion.
          -------------------

     The Company will pay any and all documentary, stamp or similar taxes payable to the United States of America or any political subdivision or taxing authority thereof or therein in respect of the issue or delivery of shares of Common Stock on conversion of Notes pursuant thereto; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock in a name other than that of the Holder of the Notes to be converted and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid. The Company extends no protection with respect to any other taxes imposed in connection with conversion of Notes.

     9.9  Company to Provide Stock.
          ------------------------

     The Company shall reserve, free from preemptive rights, out of its authorized but unissued shares, sufficient shares to provide for the conversion of the Notes from time to time as such Notes are presented for conversion, provided, that nothing contained herein shall be construed to preclude the Company from satisfying its obligations in respect of the conversion of Notes by delivery of repurchased shares of Common Stock which are held in the treasury of the Company.

     If any shares of Common Stock to be reserved for the purpose of conversion of Notes hereunder require registration with or approval of any governmental authority under any federal or state law before such shares may be validly issued or delivered upon conversion, then the Company covenants that it will in good faith and as expeditiously as possible use its best efforts to secure such registration or approval, as the case may be, provided, however, that nothing in this Paragraph 9.9 shall be deemed to limit in any way the obligations of the Company provided in this Paragraph 9.

     Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value, if any, of the Common Stock, the Company will take all corporate action which may, in the Opinion of Counsel, be necessary in order that the Company may validly and legally issue fully paid and non-assessable shares of Common Stock at such adjusted Conversion Price.

     The Company covenants that all shares of Common Stock which may be issued upon conversion of Notes will upon issue be fully paid and non-assessable by the Company and free of preemptive rights.

     9.10 Disclaimer of Responsibility for Certain Matters.
          ------------------------------------------------

     Neither the Trustee nor any agent of the Trustee shall at any time be under any duty or responsibility to any Holder of Notes to determine whether any facts exist which may require any adjustment of the Conversion Price, or with respect to the Officers' Certificate referred to in Paragraph 9.5 hereof, or with respect to the nature or extent of any such adjustment when made, or with respect to the method employed, or herein or in any supplemental indenture provided to be employed, in making the same. Neither the Trustee nor any agent of the Trustee shall be accountable with respect to the validity or value (or the kind or amount) of any shares of Common Stock, or of any securities or property (including cash), which may at any time be issued or delivered upon the conversion of any Note; and neither the Trustee nor any conversion agent makes any representation with respect thereto. Neither the Trustee nor any agent of the Trustee shall be responsible for any failure of the Company to issue, register the transfer of or deliver any shares of Common Stock or stock certificates or other securities or property (including cash) upon the surrender of any Note for the purpose of conversion or, subject to Article 7 of the Indenture, to comply with any of the covenants of the Company contained in this Paragraph 9.

     9.11 Return of Funds Deposited for Redemption of Converted Notes.
          -----------------------------------------------------------

     Any funds which at any time shall have been deposited by the Company or on its behalf with the Trustee or any other Paying Agent for the purpose of paying the principal of and interest on any of the Notes and which shall not be required for such purposes because of the conversion of such Notes, as provided in this Paragraph 9, shall after such conversion be repaid to the Company by the Trustee or such other Paying Agent.

     10. In addition to the definitions set forth in Article 1 of the Indenture or otherwise set forth in the Paragraphs above, the Notes shall include the following additional definitions, which, in the event of a conflict with the definitions of terms in the Indenture, shall control:

     "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

     "Capital Stock" means, with respect to any corporation, any and all shares, interests, rights to purchase (other than convertible or exchangeable indebtedness), warrants, options, participations or other equivalents of or interest (however designated) in stock issued by that corporation.

     "Cash" means such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.

     "Change of Control" means (i) an event or series of events as a result of which any "person" or "group" (as such terms are used in Sections 13(d)(3) and 14(d) of the Exchange Act) (excluding the Company or any wholly owned Subsidiary thereof) is or becomes, directly or indirectly, the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, whether or not applicable) or more than 50% of the combined voting power of the then outstanding securities entitled to vote generally in elections of directors, managers or trustees, as applicable, of the Company or any successor entity ("Voting Stock"), (ii) the completion of any consolidation or merger of the Company with or into any other person, or sale, conveyance, transfer or lease by the Company of all or substantially all of its assets to any person, or any merger of any other person into the Company in a single transaction or series of related transactions, and, in the case of any such transaction or series of related transactions, the outstanding Common Stock is changed or exchanged as a result, unless the stockholders of the Company immediately before such transaction own, directly or indirectly, immediately following such transaction, at least a majority of the combined voting power of the outstanding voting securities of the person resulting from such transaction in substantially the same proportion as their ownership of the Voting Stock immediately before such transaction, or (iii) such time as the Continuing Directors do not constitute a majority of the Board of Directors (or, if applicable, a successor corporation to the Company).

     "Common Stock" means the Company's common stock, par value $.01 per share, or as such stock may be reconstituted from time to time.

     "Continuing Director" means at any date a member of the Board of Directors
(i) who was a member of such board on the date of initial issuance of the Notes or (ii) who was nominated or elected by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board of Directors was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election.

     "Credit Agreement" shall mean the Company's credit agreement among the Company and the financial institutions party thereto, dated as of July 19, 1996, as amended.

     "Disqualified Capital Stock" means, with respect to the Company, Capital Stock of the Company that, by its terms or by the terms of any security into which it is convertible, exercisable or exchangeable, is, or upon the happening of an event or the passage of time would be, required to be redeemed or repurchased (including at the option of the holder thereof) by the Company, in whole or in part, on or prior to the Stated Maturity of the Notes, provided that only the portion of such Capital Stock which is so convertible, exercisable, exchangeable or redeemable or subject to repurchase prior to such Stated Maturity shall be deemed to be Disqualified Capital Stock.

     "Indebtedness" means, with respect to any person, all obligations, whether or not contingent, of such person (i)(a) for borrowed money (including, but not limited to, any indebtedness secured by a security interest, mortgage or other lien on the assets of such person which is (1) given to secure all or part of the purchase price of property subject thereto, whether given to the vendor of such property or to another, or (2) existing on property at the time of acquisition thereof), (b) evidenced by a note, debenture, bond or other written instrument, (c) under a lease required to be capitalized on the balance sheet of the lessee under GAAP or under any lease or related document (including a purchase agreement) which provides that such person is contractually obligated to purchase or to cause a third party to purchase such leased property, (d) in respect of letters of credit, bank guarantees or bankers' acceptances, (e) with respect to indebtedness secured by a mortgage, pledge, lien, encumbrance, charge or adverse claim affecting title or resulting in an encumbrance to which the property or assets of such person are subject, whether or not the obligation secured thereby shall have been assumed or guaranteed by or shall otherwise be such person's legal liability, (f) in respect of the balance of deferred and unpaid purchase price of any property or assets, (g) under interest rate or currency swap agreements, cap, floor and collar agreements, spot and forward contracts and similar agreements and arrangements; (ii) with respect to any obligation of others of the type described in the preceding clause (i) or under clause (iii) below assumed by or guaranteed in any manner by such person or in effect guaranteed by such person through an agreement to purchase (including, without limitation, "take or pay" and similar arrangements), contingent or otherwise (and the obligations of such person under any such assumptions, guarantees or other such arrangements); and (iii) any and all deferrals, renewals, extensions, refinancings and refundings of, or amendments, modifications or supplements to, any of the foregoing.

     "Junior Securities" means any Qualified Capital Stock and any Indebtedness of the Company that is fully subordinated in right of payment to the Notes and has no scheduled installment of principal due, by redemption, sinking fund payment or otherwise, on or prior to the Stated Maturity of the Notes.

     "Qualified Capital Stock" means any Capital Stock of the Company that is not Disqualified Capital Stock.

     "Redemption Date," when used with respect to any Note to be redeemed, means the date fixed for such redemption pursuant to Article 3 of the Indenture, Paragraph 3 hereof, and Paragraph 5 of the Form of Note.

     "Senior Indebtedness" means the principal of, interest on, fees, costs and expenses in connection with, and other amounts due on Indebtedness of the Company, whether outstanding on the date of the Indenture or thereafter created, incurred, assumed or guaranteed by the Company, unless, in the instrument creating or evidencing or pursuant to which Indebtedness is outstanding, it is expressly provided that such Indebtedness is not senior in right of payment to the Notes or is pari passu with, or subordinated to, the Notes. Senior Indebtedness includes, with respect to the obligations described above, interest accruing, pursuant to the terms of such Senior Indebtedness, on or after the filing of any petition in bankruptcy or for reorganization relating to the Company, whether or not post-filing interest is allowed in such proceeding, at the rate specified in the instrument governing the relevant obligation. Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness shall not include: (a) Indebtedness of or amounts owed by the Company for compensation to employees, or for goods, services or materials purchased in the ordinary course of business; (b) Indebtedness of the Company to a Subsidiary of the Company; or (c) any liability for federal, state, local or other taxes owed or owing by the Company or any Subsidiary of the Company.

     "Significant Subsidiary" means any Subsidiary which is a "significant subsidiary" of the Company within the meaning of Rule 1.02(w) of Regulation S-X promulgated by the Commission as in effect as of the date of the Indenture.

     "Special Record Date" for payment of any defaulted interest means a date fixed by the Trustee pursuant to Section 2.13 of the Indenture.

     "Stated Maturity" when used with respect to any Note, means May 15, 2005.

     "Trading Day" means each Monday, Tuesday, Wednesday, Thursday and Friday, other than any day on which securities are not traded on the applicable securities exchange or in the applicable securities market.

     "Vantis Split-Off" means a tender or exchange offer pursuant to which the Company offers to exchange shares of common stock of Vantis Corporation, a Subsidiary of the Company, for shares of Common Stock in a transaction intended to qualify as a tax-free distribution for federal income tax purposes.

     11. Each of the undersigned is authorized to approve the form, terms and conditions of the Notes pursuant to the Resolutions.

     12. Attached hereto as Annex B is a true and correct copy of the Resolutions.

     13. Attached hereto as Annex C are true and correct copies of the letter addressed to the Trustee entitling the Trustee to rely on the Opinion of Counsel attached thereto, which Opinion relates to the Notes and complies with Section 10.04(b) of the Indenture.

     14. Each of the undersigned has reviewed the provisions of the Indenture, including the covenants and conditions precedent pertaining to the issuance of the Notes.

     15. In connection with this certificate each of the undersigned has examined documents, corporate records and certificates and has spoken with other officers of the Company.

     16. Each of the undersigned has made such examination and investigation as is necessary to enable him to express an informed opinion as to whether or not the covenants and conditions precedent of the Indenture pertaining to the issuance of the Notes have been satisfied.

     17. In our opinion all of the covenants and conditions precedent provided for in the Indenture for the issuance of the Notes have been satisfied.

     18. If and to the extent that any provision of this certificate qualifies or conflicts with any provision of the Indenture, the provisions of this certificate shall control.

     Capitalized terms used herein that are not otherwise defined shall have the meanings ascribed thereto in the Indenture or the Notes, as the case may be.

     IN WITNESS WHEREOF, each of the undersigned officers has executed this certificate this 8th day of May, 1998.



                                              /s/ Richard Previte
                                             -----------------------------------
                                                       Richard Previte
                                             President, Chief Operating Officer,
                                             Chief Financial and Administrative
                                                   Officer and Treasurer




                                             /s/ Thomas M. McCoy
                                             -----------------------------------
                                                     Thomas M. McCoy
                                               Vice President, General Counsel
                                                      and Secretary